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                                                                    EXHIBIT 4.11

                               ADVISORY AGREEMENT

between

IFCO Systems N.V.
Amsteldijk 166 Rivierstaete, 1079 LH Amsterdam, the Netherlands

                                                   - thereafter the "COMPANY" -

and

Schoeller Logistics Industries GmbH
Zugspitzstrasse 15, 82049 Pullach, Germany

                                                   - thereafter the "ADVISOR" -


                                     (S)1
                               ADVISORY SERVICES

(1) The Consultant provides advisory services in accordance to this agreement, requested by the Company respectively ("ADVISORY SERVICE").

(2) The Advisory Services include the services described in APPENDIX 1 to this Agreement as well as additional services requested and agreed upon separately by the parties in written.

(3) The Consultant renders advisory services with a team of up to 8 employees ((the "ADVISORY TEAM"). The members of the Advisory Team are listed in APPENDIX 2 of this Agreement. The parties are aware of the fact that the Advisory Team exclusively reports to the Advisor and not to the Company

(4) The Advisory Services have to be provided in a professional state of the art status in actual content and technique. The Advisor assures the necessary knowledge and experience of the Advisory Team for these services.

(5) The parties assume that the Advisory Services will request 1.000 man-days per year (with an average cost per day of (Euro) 740 per Advisory Team member).


                                     (S)2
                             SUPPORT BY THE COMPANY

(1) The Company will provide the Advisory Team with the necessary office space, telephone and telefax access, secretary services as well as other adequate infrastructurial components.

(2) The necessary certificates or product licenses are to be defined by the Company.

(3) The Company also provides for translation services if requested with respect to the Advisory Services.
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                                       2

(4) The above described support will be served at cost to SLI. SLI has to reimburse IFCO for this support.

                                     (S)3
                                  REMUNERATION

(1) Advisory Services will be remunerated with a flat fee of (Euro) 750.000 (in words: seven hundred and fifty thousand Euro). This amount does not include VAT or other taxes if applicable.

(2) The remuneration mentioned under (S)3 (1) is to be paid monthly in equal monthly parts of the total fee.

(3) The flat fee includes all expenses exclusively of travel expenses as well as for special purposes additionally engaged consultants which has to be agreed upon project by project. Travel expenses will be settled case by case.

                                     (S)4
                                PROPERTY RIGHTS

    All results derived from the Advisory Services of the Advisory Team will be owned by the Company. This includes especially all inventions and proposals for enhancement defined by the Advisory Team. The Advisor undertakes to verify all proposals of the Advisory Team derived from their Advisory Services. The Advisor will transfer all rights referring to these to the Company and especially will support the Company with the enforcement of eventual industrial property rights. Legal costs of such enforcement are borne by the Company.

                                     (S)5
                                CONFIDENTIALITY

(1) During as well as after termination of this Agreement the Advisor will treat all confidential issues as well as business secrets of the Company and related companies strictly confidential with respect to all information derived within the scope of the Advisory Services (especially production processes, data, production know-how, sales and marketing plans, unpublished business plans, balance sheets, budgets, licenses, pricing policies, cost structures, lists of clients and suppliers) or issues which have been especially declared as confidential by the Company.

(2) The Advisor will assure by adequate contractual agreements with the members of the Advisory Team that they will respect the confidentiality agreement according to (S)5 (1).

(3) Upon request of the Company after the termination of this contract the Advisor will provide the Company with all documents relating to the Company or companies related to the Company especially all records, workouts, drawings, protocols, reports, files or other documents (including copies of these). This is also applicable to electronically saved files especially computer programs, lists or analyses performed in edp programs.

(4) The Advisor recognizes explicitly that the documents mentioned in (S)5 (3) are owned by the Company or companies related to the Company. The Advisor has no right to retain any such documents.
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                                       3

                                     (S)6
                            DURATION AND TERMINATION

(1) This Agreement starts January 1, 2001 and ends at December 31, 2001. Prolongation takes place for another year if the Agreement is not terminated in written 1 (one) month before the end of the year of duration. Prolongation or termination has to be decided by the Board of Directors.

(2) The right to terminate the Agreement in case of extraordinary reason remains unaffected.

                                     (S)7
                                    OTHERS

(1) This Agreement replaces all previous Agreements between the parties with respect to Advisory Services. All changes thereto require to be in written.

(2)  This Agreement underlies the laws of the German Federal Republic.

(3) If any of the paragraphs of this Agreement should be or become ineffective or inexecutable it will have no impact on the other paragraphs. Instead of these ineffective or inexecutable paragraphs an effective and executable regulation is applied which is concentrated as near as possible to the decided joint goal of the Agreement. This also applies to eventual voids in this Agreement.


Amsterdam, the day of 22.06.01


/s/ Karl Pohler    /s/ Michael Nimtsch           /s/ Martin Schoeller      /s/ Christoph Schoeller
--------------------------------------           -------------------------------------------------
IFCO Systems N.V.                                Schoeller Logistics Industries GmbH

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                                       4

APPENDIX 1


ADVISORY SERVICES


 .  Strategy

 .  Know-how transfer

 .  Finance structuring

 .  Alliances (overseas)

 .  Business Development

 .  Contacts

 .  Congress and Associations
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                                       5

APPENDIX 2



ADVISORY TEAM


1.  Martin Schoeller

2.  Christoph Schoeller

3.  Supportteam:

    3.1  Sibille Kohler

    3.2  Sylvia Wendt

    3.3  Crinela Orbai

    3.4  Veronika Samek

    3.5  NN (Controlling and Corporate Finance)

    3.6  Renate Vorberg (Research  and Presentations)

    The Advisor may replace member of the support team with other qualified persons.